EXHIBIT 99.1
NEWS RELEASE
Contango Reports First Quarter Results and Updates Operations
NOVEMBER 09, 2009 — HOUSTON, TEXAS — Contango Oil & Gas Company (NYSE Amex: MCF) reported revenues from sales of natural gas, oil and natural gas liquids for the three months ended September 30, 2009 of approximately $35.6 million, compared to $72.7 million for the same period last year. The Company reported net income attributable to common stock for the three months ended September 30, 2009 of approximately $13.5 million, or $0.85 per basic share and $0.83 per diluted share. This compares to net income attributable to common stock for the three months ended September 30, 2008 of $30.9 million or $1.83 per basic share and $1.80 per diluted share.
Our capital expenditure budget calls for us to invest approximately $60 million to drill up to four wildcat exploration wells, at an estimated dry hole cost of approximately $15 million each, net to Contango. The Company will own approximately a 72% NRI in all four wells. In October 2009, we spud Nautilus, the first of these four wells. We expect to spud Dude in early 2010 and His Dudeness shortly thereafter. El Duderino may not be drilled, depending on the results from our Dude well.
Additionally, our capital expenditure budget calls for us to invest approximately $24 million to drill up to 15 Cotton Valley wells in Panola County, Texas. Of this $24 million, approximately $22.5 million is for tangible and intangible drilling costs ($1.5 million per well) and $1.5 million is for leasehold acquisition costs ($100,000 per well). We expect to spud our first well under this program in late November 2009.
Our production is currently approximately 90.0 Mmcfed, net to Contango. As of November 6, 2009, we had no debt and approximately $54.0 million in cash and cash equivalents. Using NYMEX strip pricing as of September 30, 2009, the Company’s natural gas and oil reserves are 348 Bcfe with a pre-tax PV-10 value of $1.4 billion.
Kenneth R. Peak, the Company’s Chairman and Chief Executive Officer said, “We had an outstanding quarter. Even though our average natural gas sales price for the quarter was $3.40/Mcf, our Mcf equivalent price (“Mcfe”), which includes liquids prices at a 6:1 BTU energy parity, was $4.61/Mcfe. We had lease operating expenses (“LOE”) of $0.45/Mcfe, G&A costs of $0.19/Mcfe, and interest expense of $0.00, for a total of “cash expenses” of $0.64/Mcfe. Our LOE is comprised of approximately $1.1 million in operating costs ($0.15/Mcfe), $1.0 million in transportation & processing costs ($0.13/Mcfe) and $1.3 million in severance taxes ($0.17/Mcfe). Our “cash margin” with natural gas prices of $3.40/Mcf is thus about $4.00/Mcfe.”
Mr. Peak continued, “Industry supply trends together with my gleanings from a number of recent industry conference calls lead me to believe the industry may be on its way to drilling gas prices back to the $2.00 to $4.00/Mcf price level. Even though demand for natural gas is likely increasing, supply from the onshore lower 48 since November 2008 has been basically flat despite an approximate 50% drop in rigs drilling for natural gas. In essence the increase in production from shale wells has overcome ongoing industry-wide geologic decline while drilling significantly fewer wells. Thus, a second round of gas price declines may be in front of us. While painful, we believe our exploration program, even after the inevitable dry holes we know we will drill, has attractive rates of return (greater than 15% after tax) and a two-year payback at $3.50/Mcf natural gas. If I’m wrong about near-term natural gas prices — and I hope I am — Contango is not hedged and increased commodity prices flow straight to our bottom line.”

CONTANGO OIL & GAS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	September 30,
	2009	2008
REVENUES:
Natural gas, oil and liquids sales	$35,602,471	$72,720,807

Total revenues	35,602,471	72,720,807

EXPENSES:
Operating expenses	3,456,353	4,538,362
Exploration expenses	373,933	8,092,139
Depreciation, depletion and amortization	8,956,941	6,897,414
Impairment of natural gas and oil properties	—	68,766
General and administrative expenses	1,438,541	1,926,087

Total expenses	14,225,768	21,522,768

NET INCOME BEFORE OTHER INCOME AND INCOME TAXES	21,376,703	51,198,039

OTHER INCOME (EXPENSE):
Interest expense	(156,133)	(296,157)
Interest income	147,230	424,152

NET INCOME BEFORE INCOME TAXES	21,367,800	51,326,034
Provision for income taxes	(7,901,939)	(20,405,662)

NET INCOME	13,465,861	30,920,372
NET INCOME ATTRIBUTABLE TO COMMON STOCK	$13,465,861	$30,920,372

NET INCOME PER SHARE:
Basic	$0.85	$1.83
Diluted	$0.83	$1.80

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	15,827,436	16,857,198

Diluted	16,144,643	17,211,298

Production, Prices, Operating Expenses and Other

	Three Months Ended
	September 30,
	2009	2008
	(Dollar amounts in 000's,
	except per Mcfe amounts)
Production Data:
Natural gas (million cubic feet)	5,976	4,631
Oil and condensate (thousand barrels)	150	117
Natural gas liquids (thousand gallons)	5,967	5,218

Total (million cubic feet equivalent)	7,728	6,078

Natural gas (million cubic feet per day)	65.0	50.3
Oil and condensate (thousand barrels per day)	1.6	1.3
Natural gas liquids (thousand gallons per day)	64.9	56.7

Total (million cubic feet equivalent per day)	83.9	66.2

Average Sales Price:
Natural gas (per thousand cubic feet)	$3.40	$9.73
Oil and condensate (per barrel)	$68.53	$126.16
Natural gas liquids (per gallon)	$0.84	$2.46
Total (per thousand cubic feet equivalent)	$4.61	$11.96

Selected data per Mcfe:
Lease operating expenses	$0.45	$0.75
General and administrative expenses	$0.19	$0.32
Depreciation, depletion and amortization of natural gas and oil properties	$1.15	$1.05
Contango is a Houston-based, independent natural gas and oil company. The Company’s business is to explore, develop, produce and acquire natural gas and oil properties primarily offshore in the Gulf of Mexico. Additional information can be found on our web page at www.contango.com.
This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “projects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Contango’s operations or financial results are included in Contango’s other reports on file with the Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

Contango Oil & Gas Company	For information, contact:
3700 Buffalo Speedway, Suite 960 Houston, Texas 77098 www.contango.com	Kenneth R. Peak (713) 960-1901